Exhibit 10.12
BRAVO DEVELOPMENT, INC.
777 Goodale Blvd.
Suite 100
Columbus, OH 43212
December                     , 20xx
[Name]
[Address]
Dear [Name]:
Pursuant to the Bravo Development, Inc. Option Plan (the “Plan”), the Plan’s administrative committee (the “Committee”) hereby grants to you a Nonqualified Stock Option to purchase [x] shares of Common Stock of Bravo Development, Inc. (the “Company”), par value $0.001, at the exercise price of $10 per share (referred to below as either an “Award” or an “Option”).
This Award is subject to the applicable terms and conditions of the Plan, which are incorporated herein by reference, and in the event of any contradiction, distinction or difference between this letter and the terms of the Plan, the terms of the Plan will control. By accepting this Award, you also agree to be bound by the New Investors Securities Holders Agreement by and among Bravo Development, Inc., Bravo Development Holdings LLC, and the other investors named therein, dated as of June 29, 2006, as amended from time to time, (the “Securities Holders Agreement”), as a “Management Investor”. You also acknowledge that any stock certificates issued to you by reason of this Award will bear any legends required by the Securities Holders Agreement or applicable law.
All capitalized terms used herein have the meanings set forth herein, in the Plan, or in the Securities Holders Agreement, as applicable.
Your Option will vest based upon your continued employment.
Assuming that continued employment, your Option will vest with respect to 25% of the shares applicable thereto on each of June 29, 2007, June 29, 2008, June 29, 2009 and June 29, 2010.
In the event that during your service with the Company, an Approved Sale or Public Offering, as defined in the Plan, occurs, then the unvested portion of your Award shall vest to the extent the Net Proceeds and IRR Targets (set forth below) are satisfied as a result of such Approved Sale or Public Offering. Subject to the Committee’s discretion to vest Awards upon an Approved Sale or Public Offering, any portion of the Award that is subject to Net Proceeds and IRR Targets that are not satisfied as a result of the Approved Sale or Public Offering shall be forfeited.
Your Option will expire upon the tenth (10th) anniversary of the date of this letter.
Your Option, to the extent vested, will become exercisable provided that BRS and Castle Harlan both (1) receive Net Proceeds equal to or in excess of the multiple of their initial investment set forth in the table below, and (2) attain an IRR (as defined in the Plan) in connection with such Approved Sale or Public Offering, as determined by the Committee in its sole discretion, as set forth in the table below.

Percentage of Option
Exercisable	Net Proceeds Multiple	IRR Target
25%	2	10%

50%	2	20%

75%	2	30%

100%	3	40%
If you cease to be employed by the Company or its Subsidiaries for any reason other than for Cause, including voluntary separation from service or retirement, any unvested portion of your Option shall be forfeited with no further compensation due to you. Any vested portion of your Option will remain outstanding in accordance with its terms until the earlier of the date upon which it is exercised, forfeited or expires on the date specified above. If your termination is for Cause, your entire Option will be cancelled, including any vested portion that you have attempted to exercise, but for which no shares have yet been issued.
If you cease to be employed by the Company or its Subsidiaries for any reason other than for Cause, the Company shall have the right, but not the obligation, to repurchase any stock you or your Permitted Transferees have acquired by exercise of your Option or to repurchase any vested but unexercised portion of your Option. The purchase price for such stock or vested Option will be the Fair Market Value Price, as defined in the Securities Holders Agreement. If you are terminated for Cause, any stock you have acquired by exercise of this Option, whether or not vested or free from restriction, shall be subject to repurchase by the Company for the lesser of the Fair Market Value Price of that stock on the date of such repurchase or $10 per share (adjusted for any changes in capitalization).
The Company may impose any conditions on the Award as it deems necessary or advisable to ensure that all rights granted under the Plan satisfy the requirements of applicable securities laws. The Company shall not be obligated to issue or deliver any shares if such action violates any provision of any law or regulation of any governmental authority or national securities exchange.

The Committee may amend the terms of this Award to the extent it deems appropriate to carry out the terms of the Plan. The construction and interpretation of any provision of this Award or the Plan shall be final and conclusive when made by the Committee.
Nothing in this letter shall confer on you the right to continue in the service of the Company or its Subsidiaries or interfere in any way with the right of the Company or its Subsidiaries to terminate your service at any time, which rights shall be subject to the terms and conditions of any applicable employment agreement or other contractual relationship between you and the Company.
Please sign and return a copy of this letter to Bravo Development, Inc., 777 Goodale Blvd., Suite 100, Columbus, OH 43212. Your acknowledgement must be returned within thirty (30) days; otherwise, the Award will lapse and become null and void. Your signature will also acknowledge that you have received and reviewed the Plan and the Securities Holders Agreement, and that you hereby agree to be bound by the applicable terms of the Plan and to be bound by and join in the Securities Holders Agreement as a “Management Investor” thereunder. In addition, you agree, at the Company’s request, to execute and deliver a separate joinder to the Securities Holders Agreement as a condition to exercising the Option.
Very truly yours,
BRAVO DEVELOPMENT, INC.

Name:

Title:

ACKNOWLEDGED AND ACCEPTED

[name of optionee]
Dated:

Enclosures	(Copy of Plan)
(Copy of Securities Holders Agreement)